Exhibit 99.1

Contact:

Tripp Sullivan

SCR Partners

(615) 942-7077

TSullivan@scr-ir.com

PLYMOUTH INDUSTRIAL REIT REPORTS SECOND QUARTER RESULTS

BOSTON, August 3, 2022 – Plymouth Industrial REIT, Inc. (NYSE: PLYM) (the “Company”) today announced its consolidated financial results for the second quarter ended June 30, 2022 and other recent developments.

Second Quarter and Subsequent Highlights

•	Reported results for the second quarter of 2022 reflect a net loss attributable to common stockholders of $(0.17) per weighted average common share; net operating income (“NOI”) of $31.8 million; Core Funds from Operations attributable to common stockholders and unit holders (“Core FFO”) of $0.47 per weighted average common share and units; and Adjusted FFO (“AFFO”) of $0.41 per weighted average common share and units.
•	Same store NOI (“SS NOI”) increased 9.4% on a GAAP basis excluding early termination income for the second quarter compared with the same period in 2021; increased 15.8% on a cash basis excluding early termination income.
•	During the second quarter and to date in the third quarter of 2022, acquired six industrial buildings totaling approximately 662,000 square feet for $65.4 million, a weighted average price of $102.8 per square foot and a weighted average initial projected yield of 5.9%.
•	Commenced leases during the second quarter totaling 1,483,651 square feet with a 22.2% increase in rental rates on a cash basis from leases greater than six months; through the first half of 2022, a total of 2,792,936 square feet commenced with a 19.5% increase in rental rates on a cash basis from leases greater than six months. Through July 2022, approximately 92.0% of 2022 lease expirations have already been addressed in addition to 664,425 square feet of vacancy leased to new tenants.
•	Recast existing unsecured credit facility to include five new lenders, increasing its total borrowing capacity up to $800 million from $500 million and providing additional borrowing capacity to fund future growth.
•	Declared a regular quarterly cash dividend for the second quarter of 2022 of $0.22 for the common stock and paid a regular quarterly cash dividend of $0.46875 per share for the 7.50% Series A Cumulative Redeemable Preferred Stock (“the Preferred Stock”).
•	Affirmed the previously issued full year 2022 guidance ranges for Core FFO per weighted average common share and units and updated net loss per weighted average common share and units as well as a number of the accompanying guidance assumptions.

Jeff Witherell, Chairman and Chief Executive Officer of Plymouth Industrial REIT, noted, “The strong leasing results throughout the first half of the year generated much better than anticipated same store NOI growth, which combined with the contributions from previous acquisitions, led to another quarter of double-digit Core FFO and AFFO increases. We expect the embedded rent growth in our portfolio to continue to fuel our organic growth for the balance of the year. While our acquisition pipeline remains very robust, we have elected to allocate capital to our development program until some semblance of stability is restored in the transaction market as well as the capital markets. With 92% of our 2022 lease expirations already addressed and good progress on our development pre-leasing, we have been able to offset the impact from higher interest rates as well as focus on driving rental spreads in 2023 and bringing the new developments online late this year and in early 2023.”

Financial Results for the Second Quarter of 2022

Net loss attributable to common stockholders for the quarter ended June 30, 2022 was $6.6 million, or $(0.17) per weighted average common share outstanding, compared with net loss attributable to common stockholders of $7.4 million, or $(0.25) per weighted average common share, for the same period in 2021. The net loss decreased year-over-year primarily due to an increase in net operating income, offset by increases in interest and depreciation expense associated with acquisition activity. Weighted average common shares outstanding for the second quarters ended June 30, 2022 and 2021 were 39.1 million and 29.4 million, respectively. Plymouth has a total of 40.1 million common shares outstanding as of August 2, 2022, including the previously announced conversion of 2.2 million shares of the Series B Convertible Preferred Stock.

Consolidated total revenues for the quarter ended June 30, 2022 were $45.6 million, compared with $32.9 million for the same period in 2021.

NOI for the quarter ended June 30, 2022 was $31.8 million compared with $21.8 million for the same period in 2021. Same store NOI (“SS NOI”) excluding early termination income – Cash basis for the quarter ended June 30, 2022 was $21.0 million compared with $18.1 million for the same period in 2021, an increase of 15.8%. SS NOI for the second quarter was positively impacted by rent escalations, renewal and new leasing spreads, and increased operating expense recoveries, partially offset by an increase in operating expenses. SS NOI excluding early termination income – GAAP basis for the quarter ended June 30, 2022 was $21.6 million compared with $19.8 million for the same period in 2021, an increase of 9.4%.

EBITDAre for the quarter ended June 30, 2022 was $27.7 million compared with $18.4 million for the same period in 2021.

Core FFO for the quarter ended June 30, 2022 was $18.6 million compared with $12.3 million for the same period in 2021, primarily as a result of the growth in same-store NOI and the contribution from acquisitions. The Company reported Core FFO for the quarter ended June 30, 2022 of $0.47 per weighted average common share and unit compared with $0.41 per weighted average common share and unit for the same period in 2021, representing a 14.6% increase. Weighted average common shares and units outstanding for the second quarters ended June 30, 2022, and 2021 were 39.9 million and 30.2 million, respectively. Plymouth has a total of 40.6 million common shares and units outstanding as of August 2, 2022, including the conversion of 2.2 million shares of the Series B Convertible Preferred Stock.

AFFO for the quarter ended June 30, 2022 was $16.5 million, or $0.41 per weighted average common share and unit, compared with $9.8 million, or $0.32 per weighted average common share and unit, for the same period in 2021, representing a 28.1% increase. The current period results reflected the change in Core FFO offset by increased commissions associated with leasing activity.

See “Non-GAAP Financial Measures” for complete definitions of NOI, EBITDAre, Core FFO and AFFO and the financial tables accompanying this press release for reconciliations of net income to NOI, EBITDAre, Core FFO and AFFO.

Capital Markets Activity and Liquidity

On April 29, 2022, the Company converted 50% of the 4,411,764 shares of its Series B Preferred Stock into common stock on a one-to-one basis.

On May 2, 2022, the Company recast its unsecured credit facility to increase the total borrowing capacity to $800 million, comprised of a $150 million increase in its unsecured line of credit to a total of $350 million and a new five-year $150 million term loan that matures in 2027 for a total of $450 million in unsecured term loans.

During the second quarter of 2022, the Company issued approximately 927,900 common shares through its ATM program at an average price of $26.85 per share, raising approximately $24.4 million in net proceeds.

On July 13, 2022, the Company amended its interest rate swap agreement with JPMorgan Chase Bank, N.A. for a notional amount of $100 million to transition the interest rate swap agreement from the USD-LIBOR floating rate at a fixed rate of 1.591% to USD-SOFR CME Term and adjusting the fixed rate to 1.504%. The amendment is effective July 1, 2022 and terminates August 8, 2026. The Company also amended its separate interest rate swap agreement with Capital One, N.A. for a notional amount of $200 million to transition the interest rate swap agreement from the USD-LIBOR floating rate at a fixed rate of 1.609% to USD-SOFR CME Term and adjusting the fixed rate to 1.5273%. The amendment is effective July 1, 2022 and terminates February 11, 2027.

As of August 2, 2022, the Company’s current cash balance was approximately $15.9 million, excluding operating expense escrows of approximately $7.2 million, and it has approximately $282.5 million of capacity under the existing unsecured line of credit.

Investment Activity

As of June 30, 2022, the Company had real estate investments comprised of 206 industrial buildings totaling 33.6 million square feet. During the second quarter, the Company acquired 5 industrial buildings in Charlotte, Chicago, Cincinnati, Cleveland, and St. Louis totaling 464,351 square feet for a total of $48.9 million, a weighted average price of $109 per square foot, and a weighted average initial yield of 5.8%.

Subsequent to quarter end, the Company acquired one industrial building in Cleveland, Ohio totaling 197,518 square feet for $16.5 million, a weighted average price of $84 per square foot, and a weighted average initial yield projected yield of 6.3%.

Plymouth currently has two buildings under construction in Atlanta, Georgia of 237,000 square feet and 180,000 square feet and another building in Cincinnati, Ohio of 156,000 square feet for a total investment of approximately $39.6 million with estimated completions in the second half of 2022. Additionally, a 70,000-square-foot industrial building in Portland, Maine, completed during December 2021 at an investment of $9.3 million, is 50% leased and is being fit-up for occupancy starting in the third quarter of 2022. The Company has an additional 367,000 square feet of building area in various stages of planning. Plymouth has an additional 1.3 million square feet that could potentially be developed on land it already owns.

Leasing Activity

Leases that commenced during the second quarter ended June 30, 2022 totaled an aggregate of 1,483,651 square feet, all of which are associated with leases with terms of at least six months. These leases included 463,630 square feet of renewal leases and 1,020,021 square feet of new leases. The Company will experience a 22.2% increase in rental rates on a cash basis from these leases. As of June 30, 2022, the Company’s total portfolio was 97.3% occupied.

Plymouth has signed an additional 4,203,788 square feet of leases that will commence during the balance of 2022 with an expected 15.4% increase in rental rates on a cash basis from these leases. Including all first half 2022 leasing activity, the Company has signed a total of 7,043,782 square feet in leases commencing in 2022 and will experience a 17.1% increase in rental rates on a cash basis from these leases.

Quarterly Distributions to Stockholders

On June 16, 2022, the Board of Directors declared a regular quarterly common stock dividend of $0.22 per share for the second quarter of 2022. The dividend was paid on July 29, 2022 to stockholders of record on June 30, 2022.

On June 1, 2022, the Company announced the Board of Directors declared a regular quarterly cash dividend of $0.46875 per share for the Preferred Stock for the second quarter of 2022. The dividend was paid on June 30, 2022 to stockholders of record on June 15, 2022.

Guidance for 2022

The Company affirmed its previously issued full year 2022 guidance ranges for Core FFO per weighted average common share and units and updated net loss per weighted average common share and units as well as a number of the accompanying guidance assumptions:

(Dollars, shares and units in thousands)	Full Year 2022 Range[1]
	Low	High
Core FFO attributable to common stockholders and unit holder per share	$1.80	$1.85
Same Store Portfolio NOI growth – cash basis[2]	7.50%	8.00%
Average Same Store Portfolio occupancy – full year	98.0%	98.5%
General and administrative expenses[3]	$16,000	$15,650
Interest expense, net	$32,600	$32,300
Weighted average common shares and units outstanding[4]	39,550	39,550

Reconciliation of net loss attributable to common stockholders and unit holders per share to Core FFO guidance:

	Full Year 2022 Range
	Low	High
Net loss	$(0.58)	$(0.53)
Add: Real estate depreciation & amortization	2.49	2.49
Add: Loss on extinguishment of debt	0.06	0.06
Add: Acquisition expenses	0.01	0.01
Less: Change in fair value of warrants	(0.04)	(0.04)
Less: Preferred stock dividends	(0.14)	(0.14)
Core FFO	$1.80	$1.85

1)	Our 2022 guidance refers to the Company's in-place portfolio as of August 2, 2022. Our 2022 guidance does not include prospective acquisitions, dispositions, or capitalization activities that have not closed.
2)	The Same Store Portfolio consists of 121 buildings aggregating 21,961,888 rentable square feet. The Same Store projected performance reflects an annual NOI on a cash basis, excluding termination income.
3)	Includes non-cash stock compensation of $2 million for 2022.
4)	The weighted average common shares and units outstanding includes 2,205,882 shares of the Company’s Preferred stock - Series B Convertible that was converted to common stock on a one-to-one basis. As of August 2, 2022, the Company has 40,617,860 common shares and units outstanding.

Earnings Conference Call and Webcast

The Company will host a conference call and live audio webcast, both open for the general public to hear, later today at 9:00 a.m. Eastern Time. The number to call for this interactive teleconference is (844) 784-1727 (international callers: (412) 717-9587). A replay of the call will be available through August 10, 2022, by dialing (877) 344-7529 and entering the replay access code, 5685094.

The live audio webcast of the Company’s quarterly conference call will be available online in the Investor Relations section of the Company’s website at ir.plymouthreit.com. The online replay will be available approximately one hour after the end of the call and archived for approximately 90 days.

About Plymouth

Plymouth Industrial REIT, Inc. (NYSE: PLYM) is a real estate investment trust focused on the acquisition, ownership and management of single and multi-tenant industrial properties, including distribution centers, warehouses, light industrial and small bay industrial properties, located in primary and secondary markets within the main industrial, distribution and logistics corridors of the United States.

Forward-Looking Statements

This press release includes “forward-looking statements” that are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release, which are not strictly historical statements, including, without limitation, statements regarding management's plans, objectives and strategies, constitute forward-looking statements. Such forward-looking statements are subject to a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statement, many of which may be beyond our control, including, without limitation, those factors described under the captions “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

PLYMOUTH INDUSTRIAL REIT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

UNAUDITED

(In thousands, except share and per share amounts)

	June 30,	December 31,
	2022	2021
Assets
Real estate properties	$1,501,917	$1,254,007
Less accumulated depreciation	(172,678)	(142,192)
Real estate properties, net	1,329,239	1,111,815

Cash	16,566	26,232
Cash held in escrow	13,055	11,893
Restricted cash	6,445	5,249
Deferred lease intangibles, net	82,771	75,864
Investment in unconsolidated joint venture	—	5,833
Interest rate swaps	15,928	—
Other assets	35,485	33,919
Total assets	$1,499,489	$1,270,805

Liabilities, Preferred Stock and Equity
Liabilities:
Secured debt, net	$392,315	$352,075
Unsecured debt, net	447,126	297,840
Borrowings under line of credit	40,500	38,000
Accounts payable, accrued expenses and other liabilities	70,841	66,880
Deferred lease intangibles, net	10,337	10,273
Financing lease liability	2,237	2,227
Total liabilities	963,356	767,295

Preferred stock, par value $0.01 per share, 100,000,000 shares authorized,
Series A; 2,007,170 and 2,023,551 shares issued and outstanding at June 30, 2022 and December 31, 2021, respectively (aggregate liquidation preference of $50,179 and $50,589 at June 30, 2022 and December 31, 2021, respectively)	48,081	48,473
Series B; 2,205,882 and 4,411,764 shares issued and outstanding at June 30, 2022 and December 31, 2021, respectively (aggregate liquidation preference of $50,765 and $97,277 at June 30, 2022 and December 31, 2021, respectively)	48,717	94,437

Equity:
Common stock, $0.01 par value: 900,000,000 shares authorized; 40,133,311 and 36,110,659 shares issued and outstanding at June 30, 2022 and December 31, 2021, respectively	401	361
Additional paid in capital	604,013	532,666
Accumulated deficit	(186,101)	(177,258)
Accumulated other comprehensive income	15,720	—
Total stockholders' equity	434,033	355,769
Non-controlling interest	5,302	4,831
Total equity	439,335	360,600
Total liabilities, preferred stock and equity	$1,499,489	$1,270,805

PLYMOUTH INDUSTRIAL REIT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

UNAUDITED

(In thousands, except share and per share amounts)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2022	2021	2022	2021

Rental revenue	$45,612	$32,758	$88,332	$64,591
Management fee revenue and other income	2	97	88	180
Total revenues	45,614	32,855	88,420	64,771

Operating expenses:
Property	13,799	10,940	27,874	22,366
Depreciation and amortization	24,208	16,902	46,899	32,679
General and administrative	4,146	3,309	7,698	6,318
Total operating expenses	42,153	31,151	82,471	61,363

Other income (expense):
Interest expense	(7,925)	(4,825)	(14,320)	(9,583)
Earnings (loss) in investment of unconsolidated joint venture	—	(224)	(147)	(497)
Loss on extinguishment of debt	—	—	(2,176)	—
Gain on sale of real estate	—	—	—	590
Unrealized (appreciation) depreciation of warrants	—	(636)	1,760	(883)
Total other income (expense)	(7,925)	(5,685)	(14,883)	(10,373)

Net loss	(4,464)	(3,981)	(8,934)	(6,965)
Less: Net loss attributable to non-controlling interest	(55)	(71)	(115)	(136)
Net loss attributable to Plymouth Industrial REIT, Inc.	(4,409)	(3,910)	(8,819)	(6,829)
Less: Preferred stock dividends	1,320	1,652	3,019	3,304
Less: Series B preferred stock accretion to redemption value	750	1,807	2,250	3,614
Less: Loss on extinguishment of Series A Preferred Stock	24	—	24	—
Less: Amount allocated to participating securities	65	48	132	105
Net loss attributable to common stockholders	$(6,568)	$(7,417)	$(14,244)	$(13,852)

Net loss basic and diluted per share attributable to common stockholders	$(0.17)	$(0.25)	$(0.38)	$(0.49)

Weighted-average common shares outstanding basic and diluted	39,106,576	29,348,561	37,675,032	28,282,565

Non-GAAP Financial Measures Definitions

Net Operating Income (NOI): We consider net operating income, or NOI, to be an appropriate supplemental measure to net income in that it helps both investors and management understand the core operations of our properties. We define NOI as total revenue (including rental revenue and tenant reimbursements) less property-level operating expenses. NOI excludes depreciation and amortization, general and administrative expenses, impairments, gain/loss on sale of real estate, interest expense, and other non-operating items.

EBITDAre: We define earnings before interest, taxes, depreciation and amortization for real estate in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). EBITDAre represents net income (loss), computed in accordance with GAAP, before interest expense, tax, depreciation and amortization, gains or losses on the sale of rental property, unrealized appreciation/(depreciation) of warrants, loss on impairments, and loss on extinguishment of debt. We believe that EBITDAre is helpful to investors as a supplemental measure of our operating performance as a real estate company as it is a direct measure of the actual operating results of our industrial properties.

Funds from Operations (“FFO”): Funds from operations, or FFO, is a non-GAAP financial measure that is widely recognized as a measure of REIT operating performance. We consider FFO to be an appropriate supplemental measure of our operating performance as it is based on a net income analysis of property portfolio performance that excludes non-cash items such as depreciation. The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time. Since real estate values rise and fall with market conditions, presentations of operating results for a REIT, using historical accounting for depreciation, could be less informative. In December 2018, NAREIT issued a white paper restating the definition of FFO. The purpose of the restatement was not to change the fundamental definition of FFO, but to clarify existing NAREIT guidance. The restated definition of FFO is as follows: Net Income (calculated in accordance with GAAP), excluding: (i) Depreciation and amortization related to real estate, (ii) Gains and losses from the sale of certain real estate assets, (iii) Gain and losses from change in control, and (iv) Impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity.

We define FFO consistent with the NAREIT definition. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis. Other equity REITs may not calculate FFO as we do, and, accordingly, our FFO may not be comparable to such other REITs’ FFO. FFO should not be used as a measure of our liquidity, and is not indicative of funds available for our cash needs, including our ability to pay dividends.

Core Funds from Operations (“Core FFO”): Core FFO represents FFO reduced by dividends paid (or declared) to holders of our preferred stock, acquisition and transaction related costs for transactions not completed, and excludes certain non-cash operating expenses such as impairment on real estate lease, unrealized appreciation/(depreciation) of warrants and loss on extinguishment of debt. As with FFO, our reported Core FFO may not be comparable to other REITs’ Core FFO, should not be used as a measure of our liquidity, and is not indicative of our funds available for our cash needs, including our ability to pay dividends.

Adjusted Funds from Operations (“AFFO”): Adjusted funds from operations, or AFFO, is presented in addition to Core FFO. AFFO is defined as Core FFO, excluding certain non-cash operating revenues and expenses, capitalized interest, and recurring capitalized expenditures. Recurring capitalized expenditures include expenditures required to maintain and re-tenant our properties, tenant improvements and leasing commissions. AFFO further adjusts Core FFO for certain other non-cash items, including the amortization or accretion of above or below market rents included in revenues, straight line rent adjustments, non-cash equity compensation and non-cash interest expense.

We believe AFFO provides a useful supplemental measure of our operating performance because it provides a consistent comparison of our operating performance across time periods that is comparable for each type of real estate investment and is consistent with management’s analysis of the operating performance of our properties. As a result, we believe that the use of AFFO, together with the required GAAP presentations, provide a more complete understanding of our operating performance. As with Core FFO, our reported AFFO may not be comparable to other REITs’ AFFO, should not be used as a measure of our liquidity, and is not indicative of our funds available for our cash needs, including our ability to pay dividends.

PLYMOUTH INDUSTRIAL REIT, INC.

SUPPLEMENTAL RECONCILIATION OF NON-GAAP DISCLOSURES

UNAUDITED

(In thousands, except per share amounts)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
NOI:	2022	2021	2022	2021
Net loss	$(4,464)	$(3,981)	$(8,934)	$(6,965)
General and administrative	4,146	3,309	7,698	6,318
Depreciation and amortization	24,208	16,902	46,899	32,679
Interest expense	7,925	4,825	14,320	9,583
(Earnings) loss in investment of unconsolidated joint venture	—	224	147	497
Loss on extinguishment of debt	—	—	2,176	—
Gain on sale of real estate	—	—	—	(590)
Unrealized appreciation (depreciation) of warrants	—	636	(1,760)	883
Management fee revenue and other income	(2)	(97)	(88)	(180)
NOI	$31,813	$21,818	$60,458	$42,225

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
EBITDAre:	2022	2021	2022	2021
Net loss	$(4,464)	$(3,981)	$(8,934)	$(6,965)
Depreciation and amortization	24,208	16,902	46,899	32,679
Interest expense	7,925	4,825	14,320	9,583
Loss on extinguishment of debt	—	—	2,176	—
Gain on sale of real estate	—	—	—	(590)
Unrealized appreciation (depreciation) of warrants	—	636	(1,760)	883
EBITDAre	$27,669	$18,382	$52,701	$35,590

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
FFO:	2022	2021	2022	2021
Net loss	$(4,464)	$(3,981)	$(8,934)	$(6,965)
Gain on sale of real estate	—	—	—	(590)
Depreciation and amortization	24,208	16,902	46,899	32,679
Depreciation and amortization from unconsolidated joint venture	—	408	268	801
FFO	$19,744	$13,329	$38,233	$25,925
Preferred stock dividends	(1,320)	(1,652)	(3,019)	(3,304)
Acquisition expenses	150	—	150	—
Unrealized appreciation (depreciation) of warrants	—	636	(1,760)	883
Loss on extinguishment of debt	—	—	2,176	—
Core FFO	$18,574	$12,313	$35,780	$23,504

Weighted average common shares and units outstanding	39,897	30,156	38,449	29,109
Core FFO per share	$0.47	$0.41	$0.93	$0.81

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
AFFO:	2022	2021	2022	2021
Core FFO	$18,574	$12,313	$35,780	$23,504
Amortization of debt related costs	527	370	1,032	739
Non-cash interest expense	262	(29)	906	(72)
Stock compensation	538	461	980	879
Capitalized interest	(142)	—	(206)	—
Straight line rent	(904)	(1,146)	(1,726)	(1,760)
Above/below market lease rents	(545)	(616)	(2,091)	(1,109)
Recurring capital expenditures (1)	(1,782)	(1,555)	(3,455)	(3,415)
AFFO	$16,528	$9,798	$31,220	$18,766

Weighted average common shares and units outstanding	39,897	30,156	38,449	29,109
AFFO per share	$0.41	$0.32	$0.81	$0.64

(1) Excludes non-recurring capital expenditures of $14,515 and $6,350 for the three months ended June 30, 2022 and 2021, respectively and $22,804 and $7,584 for the six months ended June 30, 2022 and 2021, respectively